Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 1st Quarter 2025

April 24, 2025 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Bill Carcache	Wolfe Research, LLC
Michael Phillips	Oppenheimer & Co. Inc.
Gregory Peters	Raymond James & Associates
Meyer Shields	Keefe, Bruyette & Woods
Casey Alexander	Compass Point
Andrew Anderson	Jefferies

RLI CORP.

Moderator: Aaron Diefenthaler

April 24, 2025

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. First Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thank you, Adam, and good morning, everyone. Welcome to RLI's first quarter earnings call of 2025. We’ll be following our typical agenda today with opening remarks from Craig Kliethermes, President, and CEO; followed by a summary of the financial results from Todd Bryant, Chief Financial Officer; and an update on the insurance market landscape and our product portfolio from Jen Klobnak, our Chief Operating Officer. After prepared commentary, the operator will queue up any questions and Craig will close with some final observations. Craig?

Craig Kliethermes: Thank you Aaron, and good morning, Everyone. I’m pleased to report that we begin our 61st year in business with continued growth in book value and top line premiums, while reporting a combined ratio of 82%. A very good start and something to build on as we move through 2025. RLI is a unique franchise built on a foundation of customer service, ownership, and talented people, who value making a difference. Our narrow and deep underwriting and claim expertise, combined with a very diverse portfolio of specialty products, give our underwriters the license to lean into disrupted markets, underwrite with discipline, select risks discerningly, and take remedial action in underpriced or underperforming markets, if needed. We have a healthy balance sheet that enables us to navigate and thrive through periods of market disruption. As respected coaches often advise their teams, “act like you have been here before.” In our case, we have. Whether it was the soft market years at the turn of this millennium, the financial stress and credit crunch of 2008, or the economic, supply chain, and contract uncertainty we faced during the COVID pandemic, RLI continued to grow profitably, while delivering exceptional service to our customers. The insurance industry is now faced with the rising challenges of legal system abuse, trade disruption and economic uncertainty. We have owners who are empowered to execute and confidently manage through whatever the market presents.

As Todd and Jen will go into in a minute, we remain focused on opportunities where we have the expertise to differentiate ourselves and the market supports adequate returns. It is never easy and there is always room for improvement. What sets RLI apart, is that in our ownership culture, there is no place to hide. We tackle our challenges with a sense of urgency and try to keep them from becoming outsized. And we are committed to pushing ourselves, by raising the bar in pursuit of excellence and continuously building on our strengths. We are playing the long game. I will let Todd and Jen share more detail on the financials and the market in general. Todd you’re up……

Todd Bryant: Thanks Craig. Last evening, our first quarter release reflected operating earnings of ninety-two cents per share, supported by solid underwriting performance and a 12% increase in investment income. As a reminder, per share data reflects the 2-for-1 stock split that was due to shareholders at the end of 2024 and payable in January.

Underwriting income benefited from continued growth in earned premium and favorable prior year’s reserve development across all three segments. The total combined ratio of 82.3 was up from last year’s 78.5 on lower levels of favorable prior year reserve releases and a slight increase in the underlying combined ratio. Although top line growth was mixed across segments, total gross premiums written increased five percent when compared to last year.

On a GAAP basis, first quarter net earnings totaled $0.68 per share versus $1.39 in Q1 2024. This comparison is heavily influenced by the relative price performance of equity securities between periods and saw $45 million of unrealized equity gains of last year turn to $42 million of unrealized losses this quarter.

The Property segment experienced a 6% decline in gross premium due largely to rate decreases in E&S Property, which were modestly offset by continued growth in Marine and Hawaii homeowners. Jen will have some additional color on sub-segment market conditions. Contributing to Property’s bottom line was $17.6 million of favorable prior year’s reserve development, largely attributable to Marine, E&S Fire, and Hawaii Homeowners, offering a 13-point loss ratio benefit. Storm losses and catastrophe events totaled $12M dollars, which was comparable to last year. Losses from the California wildfires account for about half of the total. This quarter’s catastrophe losses are almost entirely captured in this segment with very little attributable to package business in Casualty. While Property’s loss ratio declined modestly, the expense ratio increased two points driven by changes in our reinsurance compared to Q1 of 2024 and a higher amount of acquisition-related expenses, that influenced the comparison between periods. All in, Property had a great start to the year with a 57 combined ratio.

For the Casualty segment, we posted a 99 combined ratio for Q1 and remained cautious regarding wheels- based businesses, including commercial transportation and auto exposure in personal umbrella; something we discussed at length during our fourth quarter call. Although growth continues, with gross premium up 14% over last year, our measured reserving approach influenced the level of overall favorable development in the segment which totaled $5.1 million during Q1, compared to $18.1 million last year. General liability, commercial excess and subsegments within professional liability were the strongest contributors to favorable prior year reserve experience, though this was partially offset by an increase in our wheels-based reserves I previously referenced. We continue to approach more challenged coverages with rate increases and underwriting action to address Casualty’s current loss environment.

Surety’s gross premium was relatively flat to last year and the first quarter combined ratio came in at 68.5; below the 80.9 combined ratio in 2024. Underwriting profitability benefited from $8.3 million of favorable development which had a significant influence on the loss ratio. As a reminder, we recorded $2 million in reinsurance reinstatement premiums last year which weighed on net earned premium in the comparable period.

Operating cashflow for Q1 totaled one hundred three million, up $33 million from last year and giving us a basis for portfolio activity that remains accretive. Although Treasury rates moderated during the quarter, fixed income purchases averaged 5.1%, or 120 basis points above our book yield. Recent market volatility has not dampened our focus on putting money to work in investment grade fixed income, but the strength of our balance sheet allows us to also consider risk assets as valuations improve. Bond price improvements through March 31 were enough to overcome the decline in equities, resulting in a positive 1.3% total return for the entire portfolio. Away from our traditional invested assets, our investee earnings again turned positive, totaling $3 million in the quarter as Prime’s results were more stable than in the fourth quarter. Incorporating comprehensive earnings of $1.01 per share and adjusting for dividends, book value per share increased 6% from year end 2024. Additionally, we announced an increase in our ordinary quarterly dividend to $0.15 per share; our 50th year of paying and increasing dividends. All in, we are very pleased with the start to the year, and with that I’ll turn the call over to Jen.

Jen Klobnak: Thank you, Todd. We had an excellent start to the year with 5% growth and an 82 combined ratio for the first quarter. Increased competition in several areas of our portfolio has led to slower topline growth; however, our underwriting teams continue to explore where competitors are pulling back, and we have found opportunities in the business they leave behind. We are being more selective on providing auto coverage as we have seen continued increased severity across our auto portfolio. Our Property and Surety segments performed very well in the quarter given manageable loss activity. Let me provide more detail by segment.

Casualty segment premium grew 14% which included a positive 9% rate change overall. Auto liability coverages provided within this segment achieved a +17% rate increase. Growth was once again driven by Personal Umbrella where premium grew by 34% which included a 15% rate increase in the quarter. The rate increase was down slightly from last quarter as some of last year’s higher rate filings have worked their way through the book. We do have additional approved rate filings effective midyear that will help us continue to address loss cost trends. Due to the loss severity, we have seen in this book, we are making several changes beyond rate. For example, we raised required underlying coverage limits in several geographic areas. We are also working with our producer partners to slow growth in problematic areas as we continue to focus on underwriting profitability.

The E&S Casualty Brokerage group grew premium by 25%. This includes 18% growth in primary general liability business and 32% growth in excess liability. Rate increases are in the mid to upper single digits. We have a long track record of underwriting profitability in the construction industry. Based on that starting point, our rate change may not be comparable to what other carriers disclose. There are admitted and non-admitted markets who are pulling back in this business. Submissions increased almost 20% for these lines. We’re doing a good job of collaborating internally and offering an excess quote to support a primary liability opportunity and have been successful in binding more construction business in all regions of the country.

The topline for other Casualty products was fairly flat. The actions we are taking on auto are impacting our package businesses with rate increases staying ahead of loss trend. Our transportation division grew by 6% while achieving a 15% overall rate increase. Our Executive Products Group achieved a 3% increase in premium due to our producer outreach even though rates continued to decrease by 4% in the quarter. And finally, we exited a couple of captive relationships that reduced premium by $6M in the first quarter.

The market for Casualty business varies significantly by product. While we are seeing carrier competitors increasing rates for most coverages, introducing some exclusions, or exiting certain classes or geographies, we still see new markets and MGAs in particular who are willing to write business at lower rates with broader coverage. We rely on our local, specialty underwriting teams to stay abreast of their producers’ needs and to continuously remind them of our risk appetite. We are ready to take their call and provide a quick quote or a quick decline so they can move on. Based on our underwriters’ efforts and deep relationships, we are well positioned to take advantage of opportunities for long-term, profitable growth in the casualty segment.

The Property segment’s premium declined by 6% while producing a 57 combined ratio. Our Marine and Hawaii Homeowners businesses continue to find opportunities for growth. Marine premium was up 10% with a +3% rate change. The Marine market is challenging but our underwriters have developed the ability to sift through a growing number of submissions to find the opportunities that make sense. Submissions were up 10% for the quarter with growth driven primarily by Inland Marine. Hawaii Homeowners premium grew by 37% which includes +18% rate increases. We continued to benefit from our competitors pulling back in this market after the Hawaii wildfires. More recently, we are seeing a change in appetite with some markets re-entering this space to varying degrees.

E&S Property is experiencing the most competitive market conditions in our product portfolio with premium down 14% in the quarter. The property insurance market is known for large catastrophes and short memories, and the current market conditions reflect this. Competitors, particularly MGAs who are compensated on topline growth, are very aggressive in the Florida wind market. They have increased line capacity and expanded terms and conditions while slashing rates. We continue to refine our underwriting guidelines to provide our underwriters the flexibility to compete on the best accounts. Although we saw a 14% decrease in cat wind rates in the quarter, we believe this business is still very well-priced. The earthquake market is also challenging given the increasing tendency of insureds to take this risk net. Our rates were down 6% in the quarter on the earthquake business. New business is hard to win in the E&S Property space, but we are continuing to stay in front of our producers and letting them know we are a consistent, long-term, reliable market for their customers.

As I mentioned, the Property segment performed well with a 57 combined ratio despite a heavy quarter of catastrophe losses for the industry. We will continue to look for areas to grow in this segment despite the increased competition.

The Surety segment’s premium was down 1% in the quarter, while posting a 69 combined ratio. The bottom-line improvement was due to benign loss activity in the quarter this year compared to one large commercial energy loss posted in the first quarter last year. The topline was challenged because Contract Surety premium decreased by 10%. As this business focuses on public construction projects, we saw a slowdown in bid activity for larger, multi-year projects, influenced by tariff uncertainty. Our bond count actually increased which means we’re still seeing plenty of opportunity on smaller, quick-turning jobs, which is our target appetite. Our commercial and transactional businesses were able to grow due to some new regional bonding requirements and our continued marketing efforts.

Overall, we’re very pleased with this quarter’s results. In a quarter of elevated catastrophe loss activity for the industry and continued auto severity, we were able to post an 82 combined ratio. We are continuously improving our portfolio while focusing on bottom line results. Our underwriting teams are navigating increasingly difficult market conditions by regularly interacting with our producers in person to address their needs and by working with our claim and analytical teams to incorporate the trends and feedback they’re hearing to ensure we continue to maintain discipline and write profitable business where available. This is what we do. And now I’ll turn the call over to the moderator to open it up for questions.

Operator: [Operator instructions]. And the first question comes from Bill Carcache from Wolfe Research.

Bill Carcache:  Craig, following up on your comments around having managed the business through many business cycles. If uncertainty caused by tariff policy were to push the U.S. economy into recession. Could you give a little bit of insight into the RLI playbook? What would you adjust? What stays the same? Where would you expect to see greater opportunities? Any color would be helpful.

Craig Kliethermes: Thanks, Bill. Yes. I mean we've also managed our way through recessions in the past as well. I mean, the big advantage we have, obviously, is a very diversified portfolio of products. So, some are more impacted than others by recession. We do have a significant presence and percentage of our portfolio in the construction space. So obviously, if construction slows significantly, it would put some pressure on us, although I would say construction is a big segment for most specialty companies. I'm not sure our -- it would be outsized pressure on us. But certainly, there would be pressure on exposure basis because sales and revenues would be going down of our underlying insurers, which will drive prices down or premiums down anyway.

But also decreased activity also slows claims as well. So, from a profitability standpoint, I don't know - we've managed our way through these before. I'd expect we would manage our way through them again. But certainly, that would create pressure on exposures. It's not limited to the construction, it would be on the auto side as well transportation side, things like that. So, the insurance industry insures the economy. So the way the economy goes and the way we go, I guess the offsetting that is -- the end result of, I guess, the uncertainty that's being created today by tariff policy, if it would increase building more at home, investing more at home in America since we are exclusively in the U.S., we would also be up proportioned, I guess - benefactor of that as well. So obviously, more building in the U.S. would create more opportunity for us. So that's pretty much what I would have to offer there.

Bill Carcache:  And that inclusive of the impact of tariffs on loss cost inflation trends overall net that….

Craig Kliethermes: Usually loss cost inflation slows during recession. That would probably be a help to us. It would probably offset some of the inflationary things that are going on right now. However, from a legal system abuse standpoint, that's a little more isolated from materials and labor inflation. So that needs to be addressed in a different way through tort reform, as you've seen in Florida. You most recently saw in Georgia, although the impacts haven't been felt yet, you're seeing, I think, in Louisiana, they're trying to do that as well. I think that is what will help most mute the inflationary pressures on casualty businesses.

Bill Carcache:  That's really helpful. And then separately, Jen, following up on your commentary around seeing MGAs willing to more aggressively underwrite business at lower rates with broader coverages. Are you viewing this as a bit of a harbinger of undisciplined market behavior that could lead to more widespread challenges for the industry down the road and ultimately something that could potentially present some more opportunities for your business?

Jen Klobnak: Yes. So, Bill, we're very used to MGAs in our space. We deal with them every single year. I think it's more irritable in property because they're affecting the market so aggressively, and it was such a great market that was going on, so they have them go so aggressively after the business is really putting a dent in what's available there, but we do experience MGA competition on the casualty and property side on a regular basis every year. Our business model is, we're a very consistent market, very strong financially so we're there for our producers and our insureds over time. They know we what offer, we stay in front of them. We have a pretty consistent risk appetite, so we do tweak it over time, but because of our results, we're able to stay consistent and not make drastic news from a pricing or terms and conditions standpoint. So, what happens is an MGA comes in, they start taking our business. They tend to blow up over time and Casualty takes a little longer, Property sometimes you see that a little faster. And so, then after they blow up, the producers end up shifting that business back to us because they know we're still here. And that's why sometimes our top line is not as consistent and does - it can actually be reduced in some market conditions. But again, we're focused on the bottom line and the consistency in being there for our producers and insureds. And so that's kind of how the macro cycle plays out for us based on our business model.

Craig Kliethermes: I guess I would just add to that. We've seen it beyond MGAs as well. You've seen some unrated carriers that have come back into the market, particularly in Florida. You see Lloyds come back much more aggressively or I will say, as aggressively as they were before. As someone sitting a little bit removed from this of getting the reports on the ground, I mean this is a bit disheartening how quickly the discontent rises in the insurance marketplace. The market is full of people that seem to be too smart for their own good and many were the same people that created the contraction and the lost capacity and withdrew from the market because they lost their capacity from their reinsurers just a couple of years ago. And they also were screaming that the sky is going to fall when Milton when we thought Milton was going to hit possibly Tampa last year, and that just happens to be the same market that's doing what I would say is dumb things right now. So, the lack of discipline is a bit disheartening for those companies that are a little more disciplined, I would say.

Operator: Our next question comes from Michael Philips from Oppenheimer.

Michael Phillips: You've talked -- you mentioned a little bit this quarter and certainly last quarter, you expanded on the personal umbrella - auto book, frequency flat, severity up, cautious view on that. Can you just kind of maybe hit that again? And if I assume frequencies still down, we've heard that before from others. But just remind us if that's still the case. And what does severity look like in your personal umbrella book today?

Jen Klobnak: If I look at personal umbrella, we've been experiencing severities for a few years -- increased severity, I'll say, for a few years now. And it's not subsiding. I think from our standpoint, we are trying to address this in various ways. One is the obvious, which is rate, and we continue to regularly go back to each state with the filed products. So, we have to go to each state and ask for a rate increase. We work through that process on at least an annual basis, but if we can -- if we need it and we can, we go and try to get it even within a year. And that's what we're in the process of doing. Again, we've got our annual filing has been approved in most states’ effective mid-year. And so, we start with rates, but we also look at trends within what claims are we getting and what's driving those claims. And that's where we've made some other changes as I referenced, the increase in attachments. We see certain venues that being more problematic and so we're working with our producer partners to not get as much new business in those venues.

Looking more at the quality of the underlying insured. Do they have prior accidents or other issues or larger exposures that we're not as comfortable with and slowing down insuring those new business opportunities in those particular venues. So that feedback loop between claims, our analytical folks and underwriting is critical in informing our marketing teams on where we want to target growth and where we want to pull back. So, we continue to do that.

From a claim’s standpoint, we ramped up our staffing. And if anybody knows any excellent personal umbrella claim examiners, because we do specialize by product, so we'd be happy to talk to them. We have hired a few folks and are ramping them up to train them in how we do claim handling, which is to thoroughly investigate the claims and make sure that we are paying what we owe, but also addressing the shenanigans of the plaintiff attorneys put forth in the various claims that are presented to us. So, it's a number of factors that we work on with personal umbrella to stay ahead of it. We have regular conversations almost daily between those different groups to make sure that we're addressing things that come up as they do.

Craig Kliethermes: So, I guess I would just add that just to be clear that those conversations are going on between the underwriters that manage that business and the claim people that are dedicated to that business. I mean obviously, we participate from time to time, and we get reports out on what's going on, but we're not driving that behavior, that's being driven from the ground up. These people own these products, they get paid based on the underwriting profits delivered in these products, so they have a keen interest in trying to make sure that this product remains profitable. It has been a long we've been in for a long time, 35 years. And it is one that's been very profitable product for us. But certainly, we have seen an increase in loss cost inflation. So, I do think -- I would just expand upon Jen's point on the attachment point is that attachment points come with - the higher attachment point, usually, there's a credit that associated with the attachment point. But a side benefit of having a higher attachment point is you have more skin in the game from your underlying claim examiners. When we're saying that about personal umbrella for us, obviously, that's a different company because ours is stand-alone personal umbrella. So, this is having other people that are writing the underlying coverages they're claiming damage, having a lot more skin in the game in regard to outcomes when they have a bigger limit exposed than a smaller limit exposed. So, we think there's some additional benefits to that.

And I also would note on the new businesses, we have grown a lot over the last several years in this business, and we've seen great opportunity. We've leaned into this opportunity. We also know that in this business, particularly, there is a, call it, a new business penalty associated with leaning in. We know that our new business has a higher loss ratio than our renewal business. So, if we were to slow new business growth, we will probably get a benefit from that over time as those accounts season -- as those insureds season.

Todd Bryant: I might add one more thing that comes with that. I think if we talk about the cautious approach on the personal umbrella side - the auto side in general, and Jen talked about the 17% rate that we're getting on the auto side. If you compare, I think, in terms of caution where we started last year, if you look at where the Casualty's underlying loss ratio is about 1.5 points higher than what we started last year. That increase is largely auto related. So, we've increased our auto-related loss booking ratio even while we're getting this rate increase and have been doing the rate increase now for a little bit. So that goes to a bit of that caution as well.

Michael Phillips: Yes. Okay. I guess are you done with -- I mean, would you classify your end with the transportation books of nonrenewable large accounts?

Jen Klobnak: Well, the job has never done. I would say as we look at renewals, we're constantly looking at that loss experience. So, with transportation, it’s a benefit that they do have losses, you could say, because we do rate based on loss experience. The key there is understanding if those loss reserves are real. So, as we get new business in, and we are looking at reserves from other carriers, we tend to be cautious and may be pessimistic about if those reserves are accurate or enough. So, as we price up that new business, we try to understand what those claims that are already on the books look like to see what that premium should be going forward.

On our own business, we try to get our reserves up as quickly as possible so that we can properly rate our renewals. And also, if those insureds are shopping coverage that our competitors see the real cost that could be coming with that insured. So, we evaluate annually then each of our insureds. The added benefit we have is we have in-house loss control, where we have people who physically go out and visit our insureds and kick the tires, so to speak. So, they do understand like what kind of maintenance are those insureds doing? What kind of training? How are they hiring their drivers? All those things that would indicate is that an account that really values doing business well and trying to be safe and avoid losses.

And if they do, we want to be fairly aggressive to maintain those insureds. And if they don't, then we have to either charge for it or work with them to try to make sure that we're aligned in our view of the exposure there. So, we're never done. Having said that, we still have some large accounts on the books that we believe in and are supporting, but that rate change reflects what we think we need to make sure that our portfolio is still leaving an underwriting profit at the end of the day.

Michael Phillips: Okay. Last one, if I could, I guess, any change in your philosophy of viewing the opportunities in California residential owners.

Jen Klobnak: California residential - sorry. So, we have long memories, and we still go back to the Northridge earthquake, which is the last time we had an underwriting loss. At that time, we insured individuals. We had residential earthquake coverage and dealing with individuals and dealing with the claim-handling process, I mean nobody thinks their house is perfect – you have endless list of things to tweak, so the claim-handling process is extended and it's problematic, and I think our long memory kind of skew our view of personal lines business. Now we do obviously support personal lines in Hawaii. That's a little different case as we have local folks who work very closely with insureds and those aren't necessarily high-value dwelling. I think the California market from the wildfires, the largest disruptive piece is the high-value homeowners. Again, those tend to be difficult claims to come to a good resolution on. So, we don't have a different view. I think we're still hesitant to get into that. We like to lean towards the commercial space.

Operator:  Our next question comes from Gregory Peters of Raymond James.

Greg Peters: I think in the prepared comments, you noted that there was some downward rate pressure on earthquake. I was wondering if you could go back and just give us some more color behind that? And also, can you talk about the reinsurance costs on quake? Or is that coming down commensurate with any rate pressure you're seeing?

Jen Klobnak: So, our earthquake exposure in -- it's mainly in California, but it is in the other regions, where the coverage as possible as well. But I would say in California, it's fairly competitive. We have both carriers and MGAs that compete in that space. And because there hasn’t been a loss in long time – let’s knock on wood. People see that premium to come extent as being free premium, right? I don't know that everyone appreciates the downside, particularly the MGA. I don't think they appreciate the downside risk on that.

The issue with California relates a bit to overall economic conditions where we’re insuring small businesses who have felt pressure from a number of rising costs from employees to supplies, inventory, gas, everything that they do. And so, this is another cost to them. This insurance and it has been going up over time. And when the loss doesn't happen, they think, well, maybe I should just take that net or buy less or increase my deductible to the point where I don't have to pay as much. And all of those factors have caused that marketplace to be more competitive because more people are taking that risk net. And so that there's less of a pot to fight over from the standpoint of the remaining carriers and MGAs. So those are the market dynamics that we're dealing with. Our underwriters are trying to stay ahead of it by getting -- communicating early on renewals, trying to put our best foot forward and work with our producers to get that business in, if we can, new business, though it's very difficult. And what else makes it difficult is the words.

So, I would say in all of these cases, words matter. We're producing a policy that delineates what we're going to cover. And for us, we actually consider that there could be a loss. And so when we look at the words, we want to be clear on definitions, so that people know what's covered, what’s not covered. We do have some sub-limits, deductible, things of that nature. It seems like other carriers and MGAs, they're a little looser with the words. Again, maybe they don’t appreciate the fact that a claim will happen. But when the claim happens, the only thing that matters is the words. And we believe that having certainty and our wording and understanding what it says is going to help when the claim happens in the resolution of that claim and understanding what our downside exposure actually is. So, all that being said, I think your original question was about rate decreases. And I would say, given those market conditions that that's probably where the market is going to be for a while.

I was going to circle back on the reinsurance. The earthquake coverage is part of our overall catastrophe treaty. So, we don't really -- I mean there are separate rates, but we look at it as the whole purchase. I would say I don't know that earthquake rates. I mean they kind of fluctuate based on what our exposure is, and our exposure net been coming down a bit over the last couple of years. So, we are paying less for that coverage at this point in time, a bit less. I don't know if its commensurate with rate decreases on the primary side, I'd say, those are, to some extent, connected because we do have the benefit of the wind and other perils within our cat treaty.

Greg Peters: Got it. The other question I had, just in your comments, Jen, you talked about the Inland Marine market. So I mean, Inland Marine is a broad category. Can you get more specific about what you're doing in the Inland Marine market and where the opportunities are?

Jen Klobnak: Yes. So Inland Marine, we've grown that book for the last 6 or 7 years very profitably. And we have a larger team than we used to. So that's part of it is we've got better coverage around the country. So again, we focus on hiring talent locally that knows that area and those producers in that area to produce that business. So having a larger team is one item. In addition to that, I would say the construction market, the construction industry has been healthy and a lot of Marine coverages do touch that space. So, from builders' risk to contractors’ equipment, to motor truck cargo, auto physical damage, all these coverages that we provide there are related to some extent, to construction, as well in other industries, and because of our local presence, we've been able to take advantage of those items. We've also partnered a lot more of the wholesalers in that space, they tend to get, I'll say, interesting risks. And so, we -- our phone lines are open. We like to entertain those things and talk to our producers about the uniqueness of some of the things that come in and see if we can help them provide some coverage. So, we put out a quote and see what hits on that.

Operator: Next question comes from Meyer Shields from KBW.

Meyer Shields: Two quick questions on transportation if I can. First, when we talk about non-renewing some of the larger accounts, is that like a definite decision by RLI to non-renew? Or is it that you come in with a price increase and maybe terms and conditions that your insureds aren't willing to accept?

Jen Klobnak: It's both. You provided a good answer on that. I would say some of the larger accounts have loss experience that we don't think is acceptable anymore. And so, we go in and actively nonrenewal. In other cases, we think that they need an increase and so they start shopping, and they find somebody who's willing to do it for a lot less. So, all kinds of scenarios happen.

Meyer Shields: Okay. That's helpful. Maybe I should be on the other side of this one. The second question, and I guess this is mostly for Todd. If you look at the reserve triangle in the 10-K. So, transportation has had some accident years where ultimate losses are down 20% to 40% from the initial estimates. And I'm wondering when you do the reserve strengthening that you mentioned at this quarter, is it to get to sort of expected losses? Or does the reserving now incorporate the same sort of push in that we've seen in past years?

Todd Bryant: Well, I think you get -- we're factoring all that in, Meyer. I mean if you look -- let's just look quarter-over-quarter comparison to last year. And I think transportation was a little bit positive last year, not so much this year. But you have -- you may have -- I think 2023 was a year on transportation this quarter that had some adverse to it. So, I think there is a measured approach to looking at all of that factoring all of it in and probably more recent, as we've talked about, we tend to try and jump on things that are having built a challenge, and that's what we're doing. So, no difference in that approach.

Operator: The next question comes from Casey Alexander from Compass Point.

Casey Alexander: Yes, two real quick questions. One is the tariff situation, feels like it could cause a slowdown in port activity and delivery and receipt of goods coming in and out of ports. Would that impact any of your transportation coverage? And then secondly, in construction, do you worry that a large increase in construction materials cost could slow down that construction market and impact your construction underwriting?

Jen Klobnak: That's a good question. So I would say this tariff situation is kind of a replay of the COVID situation we had a few years ago. So we've just practiced what's going to happen here in terms of economic slowdown and reduced shipping. I'd say in the first quarter, we did see some signs of increased shipping, I think, trying to get ahead of what was rumored to be a tariff situation. So we did see some increased shipping in our Marine and our Transportation division that where we receive mostly. And now we haven't necessarily seen the slowdown, but we anticipate it could. And again, that's where we would see most of the impact would be - the miles driven for trucks to deliver those items or Marine, we have a small cargo book in there where we are receiving things or shipping things elsewhere.

From a construction standpoint, again, it reminds me COVID, where you had increased construction cost, which we build into the bidding process, and how we quote business, a lot of our policies, particularly like in our casualty brokerage division, we can audit that premium at the end to see what does that construction project actually cost. So, we already have all that in place, and that's how we do it normally, and it would just incorporate these issues. Our feeling is from our underwriters is that this time, the cost is going to be the issue. Last time, we had a scarcity issue as well. I'm not really thinking they'll be scarcity this time except things are going to cost a lot more. And so, we'll build in, again, we're used to construction delays because of the time it takes to ship or getting your supplies lined up from a cost standpoint. So, we're pretty much used to this. And I think we'll just do it -- execute like we did during pre-COVID.

Craig Kliethermes: Casey, this is Craig. So, I'll just add to what Jen said. So, I mean, certainly, it's going to create bidding uncertainty for smaller contractors. They're more reluctant to bid on a project if they don't know what their costs are. In this case, the only difference is that we're talking about multipliers or multiples, it's not just a shortage of supply and then maybe they can get it for paying a little bit more. You know -- where supply and demand finally meet. I mean this is a multiplier effect. So until this thing settles down, it could create some pressure on especially smaller, I'd say, contractors who are a little more reluctant to bid on something because if they've locked in the price of what materials are -- what's going to cost to build something and then it goes up significantly. I mean, it could slow things down. I think in the long term, obviously, if there were tariffs, that drive increased cost. I mean, one, we're always on top of valuations and making sure -- and this is one thing that Jen has talked about is that maybe some of these less disciplined markets and MGA’s. They don't care as much about valuations. They're willing to work off last year's submission, things like that. We always look at valuations, whether it be the value of property, the value of the goods being moved, it's important to have great care of that because when you are offering business income coverage, you need to understand that those costs are rising, it also increases premiums so we actually get more premium from that increase.

And if costs rise, the value of things rise, then that means like when you're offering a bond for a certain amount either to build or to move goods, that goes much higher, which means the premium goes a lot higher. So, we're going to benefit. You lose on the loss side, you do, but you also benefit on the premium side. So, over the long term, I think we view that as a relatively neutral thing. But certainly, in the short term, it can create uncertainty that could slow things down. And again, I would lean on the diversity of our portfolio, that we have some products that are going to be more impacted than others. And I think the others will be much more stable. So, I think overall, we feel like we've been here before we can get through this again regardless of what happens.

Casey Alexander: Yes. Well, I appreciate that answer. I'm thinking as much from the standpoint that a significant increase in construction cost could cancel a lot of construction programs, which would reduce the volume opportunity that you might have. One other question is there's been a real loss of property capacity in California. And many people have suggested that it's similar to where Florida was a few years ago before Florida had some legislative changes that that improved the profitability of the market, but it was while that capacity was out of the market, that you guys took advantage to build a really significant and profitable Property book in Florida. Do you see any similarities to California? And are you sharpening your pencils at all on that market?

Craig Kliethermes: Well, we certainly are looking at opportunities in California. This is Craig. But I would say there is a much different environment in California than there was in Florida even prior to tort reform in Florida. I mean it was a much more inviting place to do business as a publicly traded company who has to figure out ways to make money over time. I would say Florida was much more inviting in regard to capitalism than perhaps California.

Jen Klobnak: I would add to that, just an example of that in the rate filings. So even -- in some Casualty business and where we have to file rates, to get a rate change in Florida, it's a process. But they are relatively easy to work where California, we've experienced difficulties and delays in getting that rate that we need to stay in that marketplace. That's just one example, but it is a more difficult place to work, and we don't see the -- we're not as optimistic that it will become a better place to navigate.

Operator: [Operator Instructions] The next question from Andrew Anderson from Jefferies.

Andrew Andersen: Looking at the Property segment session ratio, it seemed to be up a couple of points year-over-year. I'm not sure if there was a change in reinsurance or business mix change. But should we think of a higher session ratio for full year year-over-year?

Todd Bryant: This is Todd. Yes, I think if you look compared to quarters, it is a couple of points. I think if you look across the year. We can have some variances in how much FAC has been used. We did add a second and third event coverage last year that we wouldn't have in the comparable period. But if you look over the last 2 to 3 years, it's still been in that 72% to 73% range. So that -- we would think that's still pretty reasonable and the first quarter of last year would have been the one that was a little bit higher.

Andrew Andersen: Okay. And then just within Casualty, some large-cap peers were talking about some good opportunities within small commercial in the middle market. I think you provide a small commercial break out, at least in the quarterly filings. It has -- it grew 10% last year. Are you seeing kind of good opportunities within that segment of the market? And could you just give us some color on what that small commercial segment is?

Jen Klobnak: Sure. This is Jen. So, our small commercial operation really targets the other coverages for our architect engineers and other miscellaneous professionals, where we lead with the professional liability coverage but then we offer BOP, auto, excess types of coverages. In addition, we have a program that targets small contractors, and we offer them general liability and some other coverages for their businesses. So those are our two main markets in that space. So, I would say we do see plenty of opportunities there. The issue has been that we've offered auto coverage in the past that has been challenging. Just similar to the results we've seen within transportation and personal umbrella. And we want to be sure that we're being selective in what we're offering and what types of insureds were offering that coverage to. We've been increasing rates in that book as well for the auto coverages, and we've been reducing coverage where we can. So, for example, where there's a required UM/UIM limit in a particular state, that's as much as we are going to offer. We're not going to match our ‘other auto’ coverage limits. So, we're being a little bit careful in that space on certain coverages, but we do appreciate the middle market business and are targeting to insure more of those types of insureds over time.

Andrew Andersen: And maybe quickly just on investment income. It was down a little bit quarter-over-quarter. And maybe it looks like last year, that was and 1Q, maybe that's more of an issue. But I guess, are you thinking of yield expansion from here on out for the rest of the year?

Aaron Diefenthaler: Andrew, this is Aaron. We're always trying to be as accretive as we possibly can be cognizant of the risk profile of the asset side of the balance sheet. And if you go back to the fourth quarter, we did return a fair amount of capital to shareholders in the form of our special dividend. So maybe that was a little bit of a headwind rolling into the new year. We still are finding very adequate high-quality opportunities in fixed income as Todd mentioned to put money to work above our book yield -- a fair amount above our book yield frankly, and we feel pretty good about that. But changing the makeup of the portfolio in terms of overall credit risk or duration is probably not a near-term change that we're confident in.

Operator: [Operator Instructions] If there are no further questions; I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes:  Thank you all for joining today and we appreciate all of your questions and your interest in our company. A solid quarter to begin our 61st year. Our uncommon underwriting discipline, and diversified portfolio of specialty products has translated into consistent financial outcomes over time and allows us to serve as a stable and consistent market for our customers. I would like to thank all of our RLI associate-owners for their contributions to our shared success and encourage them to keep being different, because being different, works. Thank you all again for participating today and we’ll visit again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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